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                                                           OMB APPROVAL
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                                                  OMB Number  3235-0104
                                                  Expires:  December 31, 2001
                                                  Estimated average burden
                                                  hours per response ....... 0.5
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FORM 3               U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of Reporting Person*
     Hull Services
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   (Last)                            (First)              (Middle)
c/o TTTTickets Holding Corp.
    7 Tfuzot Israel
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                                    (Street)
Givataim                             Israel               53583
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   (City)                            (State)                (Zip)
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2.   Date of Event Requiring Statement (Month/Day/Year)
     November 9, 2001
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)
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4.   Issuer Name AND Ticker or Trading Symbol

     TTTTickets Holding Corp.
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [_]  Other (specify below)
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6.   If Amendment, Date of Original (Month/Day/Year)
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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person
     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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
Common Stock,
par value $0.001 per share                   7,920,000                D
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Common Stock,
par value $0.001 per share                   1,000,000                D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the Form is filed by more than one Reporting Person, see Instruction
   5(b)(v).

                                                                          (Over)
                                                                 SEC 1473 (7-96)

FORM 3 (CONTINUED) -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

None
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====================================================================================================================================

Explanation of Responses:

(1)The filing of this statement shall not be construed as an admission that the undersigned is, for the purpose of Section 16 of the Securities Exchange Act of 1934 or otherwise, the beneficial owner of these securities.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.


By: /s/ Eliron Yaron                               November 16, 2001
    -------------------------------------------    -----------------
    Name:  Eliron Yaron                                 Date
    Title: President
    **Signature of Reporting Person

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.